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                                                              Exhibit 99.1






FOR IMMEDIATE RELEASE                                          SYMBOL: LANC
Friday, October 28, 2005                                       TRADED: Nasdaq

            LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

         COLUMBUS, Ohio, Oct. 28 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported that net sales rose two percent to a record $286 million for the first fiscal quarter ended September 30, 2005 compared with first quarter sales of $281 million last year. Net income was $18,046,000 versus $18,378,000 in the corresponding quarter a year ago. Benefiting from the company's share repurchases, basic and diluted earnings per share were 53 cents versus 52 cents earned in the first quarter last year.

         John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, "While we were pleased with our Specialty Foods sales growth, consolidated sales and earnings were below our expectations."

         Specialty Foods sales totaled $170 million, up nearly six percent from the year-ago level, reflecting solid growth in several retail product lines. Foodservice sales increased in the face of menu changes and weaker same-store sales at several national restaurant chains. Despite the segment's higher volume and modestly lower commodity costs, operating income was adversely affected by higher freight and other operational costs, as well as by promotional costs for the recently redesigned refrigerated salad dressings. Segment operating income totaled $25.8 million, down six percent from the year-ago level.

         Automotive sales were $56 million, down two percent from the prior-year first quarter, as higher aluminum accessory volume could not fully offset significantly lower floor mat sales. Operating margins remained adversely affected by higher costs for aluminum and petroleum-related materials. Start-up costs and inefficiencies were experienced with a significant new aluminum accessory program launch, but these costs subsided as the quarter progressed. Segment operating income totaled $1.1 million, or approximately two percent of sales.

         Glassware and Candles sales totaled $60 million, down five percent from the year-ago quarter, reflecting weaker candle volumes, particularly at dollar stores, and a strong year-ago quarter that benefited from placing product into additional retail outlets. Segment operating income was $2.2 million, double the year-ago level, as influenced by better glassware capacity utilization and operating efficiencies at the Oklahoma glassware facility.

                                   MORE . . .

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PAGE 2 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

         Addressing future expectations, Mr. Gerlach stated, "Over the balance of the fiscal year, we anticipate further sales growth in our Specialty Foods segment as we build on our first quarter momentum. With our new aluminum program in place, we expect sales of automotive accessories to improve through the remainder of the fiscal year. Sales of the Glassware and Candles segment will be heavily influenced by the success of the holiday season."

         He cautioned, "The company will likely incur higher than previously anticipated costs for freight, natural gas, petroleum wax, synthetic rubber and plastic packaging due to the impact of the recent Gulf Coast hurricanes. The magnitude and duration of this trend remains unclear, although our Glassware and Candles segment will undoubtedly be the most sensitive to these changes. We are striving to implement selected price increases as well as further reduce costs, but these efforts may lag the adverse effect of higher energy-related costs."

         Mr. Gerlach concluded, "Our balance sheet strength continues to provide substantial financial flexibility as we remain debt free with solid cash flows. We also ended the past quarter with more than $155 million in cash, cash equivalents and short-term investments."

         The company's first quarter conference call is scheduled for this morning, October 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's internet home page at www.lancastercolony.com. The webcast will be archived and available on the company's website.

         We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This news release contains various "forward-looking statements" within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "believe," "intend," "expect," "hope" or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2005 filed with the Securities and Exchange Commission.

                                   MORE . . .


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PAGE 3 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (In thousands except per-share amounts)

                                                           Three Months Ended
                                                              September 30,
                                                          2005            2004
                                                        --------        --------
Net sales                                               $285,915        $281,484
Cost of sales                                            232,674         227,467
                                                        --------        --------
Gross margin                                              53,241          54,017
Selling, general & administrative expenses                26,034          24,776
Restructuring and impairment charge                           24             442
                                                        --------        --------
Operating income                                          27,183          28,799
Interest income and other - net                            1,386             627
                                                        --------        --------
Income before income taxes                                28,569          29,426
Taxes based on income                                     10,523          11,048
                                                        --------        --------
Net income                                              $ 18,046        $ 18,378
                                                        ========        ========
Net income per common share:(a)
    Basic and diluted                                   $    .53        $    .52
Cash dividends per common share                         $    .25        $    .23

Weighted average common shares outstanding:
    Basic                                                 34,220          35,355
    Diluted                                               34,287          35,408


(a) Based on the weighted average number of shares outstanding during each period.


                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                           Three Months Ended
                                                              September 30,
                                                          2005            2004

                                                        --------        --------
NET SALES
    Specialty Foods                                     $169,534        $160,609
    Glassware and Candles                                 60,275          63,732
    Automotive                                            56,106          57,143
                                                        --------        --------
                                                        $285,915        $281,484
                                                        ========        ========

OPERATING INCOME
    Specialty Foods                                     $ 25,844        $ 27,379
    Glassware and Candles                                  2,203           1,079
    Automotive                                             1,134           2,256
    Corporate expenses                                    (1,998)         (1,915)
                                                        --------        --------
                                                        $ 27,183        $ 28,799
                                                        ========        ========

                                    MORE...

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PAGE 4 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                             September 30,     June 30,
                                                                 2005            2005
                                                               --------        --------
                                                              (Unaudited)
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments           $155,733        $184,580
   Receivables - net of allowance for doubtful accounts         121,086         100,351
   Total inventories                                            175,459         164,365
   Deferred income taxes and other current assets                28,861          25,109
                                                               --------        --------
      Total current assets                                      481,139         474,405
Net property, plant and equipment                               165,532         154,147
Other assets                                                    101,483         102,726
                                                               --------        --------
         Total assets                                          $748,154        $731,278
                                                               ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $ 50,583        $ 51,014
   Accrued liabilities                                           67,311          52,832
                                                               --------        --------
      Total current liabilities                                 117,894         103,846
Other noncurrent liabilities and deferred income taxes           38,836          39,706
Shareholders' equity                                            591,424         587,726
                                                               --------        --------
         Total liabilities and shareholders' equity            $748,154        $731,278
                                                               ========        ========

SUBJECT TO YEAR-END AUDIT.
                                     # # # #

FOR FURTHER INFORMATION:      John B. Gerlach, Jr., Chairman and CEO, or
                              John L. Boylan, Vice President, Treasurer and CFO
                              Lancaster Colony Corporation
                              Phone: 614/224-7141
                              --or--
                              Investor Relations Consultants, Inc.
                              Phone: 727/781-5577 or E-mail: lanc@mindspring.com